DUSSUALT ANNOUNCES NEW PRESIDENT AND DIRECTOR

Vancouver, BC (June 25, 2007) – [OTCBB: DUSS]: Jason Dussault, Designer, Director and Founder of DUSSAULT APPAREL (the “Company”) is pleased to announce the appointment of Terry Fitzgerald as President and Director of the Company. Fitzgerald has been the President and COO of the multi-million dollar company Todd McFarlane Entertainment, Inc. for the last eight years.

Dussault states, "The addition of Terry Fitzgerald as President is one of the most integral steps in successfully building DUSSAULT into a multi- national and multi-million dollar company. Terry has not only the experience but also the attention to detail that it takes to propel our company to the heights I know we can achieve. His proven track record in management and negotiation speaks for itself. With the marriage of our highly acclaimed designs and our new avenues of distribution, DUSSAULT is primed for the spotlight."

Fitzgerald states, “DUSSAULT is a cutting edge, forward thinking apparel company and I am very excited to work side by side with creative mastermind Jason Dussault. For the past twenty years I have been partnered with Todd McFarlane, the world's most widely known and number one selling comic book artist and privately owned toy company owner. Together we expanded the company from two employees to well over 150, and turned a single monthly comic book into a conglomerate of companies producing action figures, multi-line comic books, property licensing and entertainment projects. I enjoyed the challenge of the expansion and helping grow the company into the nine figure retail earner that it is today. In Jason I see the same drive, energy, creative inventiveness and determination to own the world. To have the opportunity to build another dynasty from the ground up is very exciting to me. I have no doubt we will have DUSSAULT stores in all the major metro areas around the world, and our clothing on the truly fashion conscious.”

Fitzgerald brings to the Company 16-years of corporate experience in the licensing, design, entertainment, and manufacturing arenas. After graduating from university in British Columbia, Canada, he relocated to Portland, Oregon to help create the McFarlane Group of companies with partner Todd McFarlane. In 1992, Todd McFarlane Productions, Inc., a comic book company that to date has sold over 125 million comic books, in 30 different languages worldwide, was formed. He was integral in the acquisition and subsequent expansion of a manufacturing company that would later be known as McFarlane Toys. This company is known for its highly detailed action figures of licensed properties such as the Simpsons, Halo, the Matrix, Kiss, Elvis, MLB, NBA, NFL and NHL players, the Terminator, and the Beatles. With his vital involvement at the executive level, the McFarlane Group has grown from a two-person organization to one that now has distribution in four continents at such retailing partners as Wal-Mart, Target, K-Mart, Toys’R’Us and Kaybee. To date total retail spending on McFarlane Toys action figures totals well over $1 billion. As President and COO of Todd McFarlane Entertainment, Inc., he oversaw the development and production of feature films and television series for New Line Cinema, Paramount Pictures, Universal Pictures, Warner Bros. Pictures, Home Box Office, UPN and Fox Television. Mr. Fitzgerald’s role as producer and/or director of these projects, as well as on music videos, has garnered him two Emmy Awards, two Grammy Award nominations with one win, nine MTV Music Video Award nominations with two wins and one MuchMusic Music Video Award.

Dussault and Fitzgerald have been working together for the last year since meeting on the McFarlane DUSSUALT collaboration of the comic book character DEUCE THE DESTROYER, based on Jason himself.

DUSSAULT - Custom Made Stardom.

Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that Terry Fitzgerald will propel Dussault to new heights and the expansion of Dussault stores to major metro areas around the world.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Dussault’s ability to design and manufacture it's products, the ability of the products to gain market acceptance; and the difficulties faced by an early stage retail fashion company in the competitive retail fashion industry. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company's recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information

1 877 322 2732

Jeremy Poirier Investor Relations

www.dussaultapparel.com

media relations

Tina Baird 604-628-4946 (Canada) / 310-424-5244 [US]

tb@dussaultapparel.com

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